Exhibit 10.22

SECURED PROMISSORY NOTE

THIS SECURED PROMISSORY NOTE (this “Promissory Note”) is made as of November 22, 2022, by Tempo Automation, Inc., a Delaware corporation (“Borrower”) in favor of OCEAN II PLO LLC, a California limited liability company, as administrative and collateral agent for Lenders (collectively with its assigns, participants and successors “Agent”). Initially capitalized terms used and not otherwise defined herein are defined and shall have the meaning given such terms in that certain First Amended and Restated Loan and Security Agreement among Borrowers, Agent and the Lenders party thereto dated as of November 22, 2022 (as the same may be amended, modified or supplemented from time to time, the “Loan Agreement”).

FOR VALUE RECEIVED, Borrower promises to pay in lawful money of the United States, to the order of Agent for the benefit of Lender, at 400 Oyster Point Blvd., Suite 229, South San Francisco, CA 94080, or such other place as Agent may from time to time designate in writing to Borrower, the principal sum of $20,000,000 together with interest thereon and all other amounts specified in the Loan Agreement as provided in accordance with the terms hereof and the Loan Agreement.

This Promissory Note is one of the Notes referred to in, and is executed and delivered in connection with, the Loan Agreement, and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof and which are hereby incorporated by reference. All payments due hereunder shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the Code and any other applicable law. Borrower agrees to make all payments under this Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. No delay or omission by Lender or Agent in exercising or enforcing any of their powers, rights, privileges, remedies or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver. This Note shall be binding upon Borrower and upon its successors, assigns, and representatives, and shall inure to the benefit of Lender and its successors, endorsees and assigns.

This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. For the avoidance of doubt, it is agreed that (i) this Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction, and (ii) that the Choice of Law and Venue; Jury Trial Waiver provisions of Section 13 of the Loan Agreement are deemed to be incorporated herein, mutatis mutandis.

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be executed by a duly authorized officer as of the day and year first above written.

BORROWER:

Tempo Automation, Inc.

/s/ Joy Weiss
Name:	Joy Weiss
Title:	Chief Executive Officer